Exhibit 4.51
Sales Contract

Contract No.: CG120080107
Signing Place: Jiangning District, Nanjing
Signing Date: April 7, 2008

The Buyer: CEEG (Shanghai) Solar Science & Technology Co., Ltd.	The Seller: China Sunergy (Nanjing) Co., Ltd.
Add.: No. V-25A, Western Science & Technology Park, Songjiang Industrial Park, Shanghai	Add.: No. 123, West Focheng Road, Jiangning Economy and Technology Development Zone, Nanjing
Tel.: 021-57850711	Tel.: 025-52766603
Fax: 021-57850700	Fax: 025-52766882
Through friendly consultation between both parties and in accordance with the Contract Law of the People’s Republic of China, the parties hereto agree to enter into the following contractual terms in connection with the sales of the following goods for mutual observance and performance:

1. Product name, specification, type, quantity and amount:
1.1 The Seller provides the Buyer with 268,374 monocrystalline 125 silicon wafers and 56,733 monocrystalline 126 silicon wafers; the circumstances include cutting mark, stain, edge-breaking, notch, unfilled corner, excessive length and width, excessive diagonal, excessive thickness, excessive TTV, scuffing, perforation, arcualia, excessive RRV, oxide film not ground, eccentricity and twin-crystal; the specific delivery quantity of each specification shall be subject to the written notice of the Seller; the price is RMB47/wafer (tax included).

2. Quality standard
Appearance and electric performance: Conductive type: P (doped element of boron); crystal orientation: <100>±3o; resistivity: 0.5~1, 1~3 and 3~6 Ω.cm; square size:125±0.5 mm and 126 ±0.5 mm; arc length: 27.5~30.80 mm; thickness: 200 ±20 μm, 220±25 μm; square wafer angle: 90±0.5° .

Electronics properties: working lift ＞10 μs; carbon content＜5×1016 and oxygen content＜1×1018.

3. Terms and time of payment:
3.1 The Buyer shall wire all payment for goods to the account designated by the Seller within two working days upon receipt of the shipping order from the Seller.
3.2 The Seller shall be responsible for providing the Buyer with full-amount invoice of the 17% value-added tax within ten days upon delivery of goods.

4. Packing, transportation and insurance of goods:
4.1 Packing shall meet the transportation requirements of the solar-grade monocrystalline silicon wafers. Any loss arising from improper packing shall be borne by the Seller.
4.2 The Buyer shall be responsible for transportation and cover freight and insurance premium.

5. Term and place of delivery
5.1 Time of delivery: Installment is permitted. The Seller shall fulfill the obligation of delivery within two working days upon payment by the Buyer. The Buyer shall completely fulfill the obligation of delivery prior to June 1, 2008.
5.2 Place of delivery: Both parties agree that the place of delivery shall be the Seller’s factory

6. Quality inspection and objection
In case of any quality defect, the Buyer shall complete appearance inspection and raise objection in accordance with standards stipulated hereunder within seven days after the arrival of the goods at the Buyer’s warehouse, and complete quality inspection and raise objection within thirty days. The Seller shall reply within seven days upon receipt of written notice on quantity and quality objection. Where the Seller fails to reply within seven days, it shall be deemed that the Buyer’s objection has been accepted by the Seller.

7. Reasonable Consumption Standard and Calculation
It shall be subject to the actual quantity delivered at the Seller’s location.

8. Liabilities for breach
8.1  Within the quality inspection period, if the type, specifications and technology parameters of the products delivered by the Seller do not conform to that is agreed herein, the Buyer shall be entitled to payment refund, replacing of quality goods or price reduction according to the specific situation of the products. The Seller shall reply within three days after receiving the Buyer’s written disposal opinion, otherwise it shall be deemed to consent to the Buyer’s disposal opinion.
8.2 If the Seller delays the delivery, the Seller shall pay to the Buyer a default penalty of 0.5‰ of the total value of the delayed goods per day.
8.3 If the Buyer delays the payment, the Buyer shall pay to the Seller a default penalty of 0.5‰ of the delayed payment per day

9. Transfer
Neither party shall transfer all or part of the rights and obligations hereunder without written approval of the other party.

10.Confidentiality
The parties hereto and their employees, agents, representatives and counsel shall treat the terms and conditions under this Contract and any its supplementary agreements as business secrets and shall not disclose the information to any third party unless upon consent of the other party. Otherwise, the defaulting party shall compensate as much as twice of the direct or indirect losses of the other party.

11.Force majeure
If any party is unable to perform the contract due to any force majeure event, the affected party shall notify the other party within seven days upon the occurrence of such event, and shall present written evidence issued by the relevant authority within fifteen days upon the end of such events and could partially or wholly exempt from the liability in the light of the impact caused by force majeure. Where an event of force majeure occurs after the party’s delay in performance, the defaulting party shall not be exempted from its liabilities

12. Integrity Assurance
12.1 It shall be viewed as damage to the Buyer’s interest if the Seller and its staff directly or indirectly give, in the name of the company or an individual, a gift of money, valuables, securities or provide an improper interest in otherwise forms to any employee of the Buyer, or if the Seller and its staff conduct carries out a transaction similar to this Contract, in the name of the company or an individual, with any employee of the Buyer or any third person introduced by such employee. The Seller shall compensate as much as twice of the direct or indirect losses incurred by the Buyer by such reason, and shall be liable for the liquidated damages as of 20% of the amount of this Contract per breach (up to RMB 1,000,000).
12.2 The integrity report method for the Buyer: Attorney Xu Changming 13851647666, changmin.xu@chinasunergy.com.

13. Prohibiting commercial fraud
If the Seller breaches the principle of honesty by providing to the Buyer false registration materials,  false certificates of qualification or false information, or by hiding the truth to deceive the Buyer or the end user, it shall be liable for the liquidated damages as of 20% of the amount of this Contract (up to RMB 1,000,000). This Article shall not preclude the liabilities of breach undertaken by the Seller according to other provisions hereunder.

14. Dispute resolution
Any and all disputes arising from validity, performance and interpretation and so on of the Contract shall first be resolved by the parties through amicable consultation. In case no settlement can been reached through consultation, the disputes shall be governed by the people’s court of first instance with jurisdiction where the Seller is located.  All related fees paid for litigation (including attorney fees, travel fees, evidence collection fees, notarization fees and litigation fees, etc) shall be borne by the losing party.

15. Effective and miscellaneous
The Contract shall take effect upon signature and seal by both parties. The printed text of the content hereof shall prevail. In case of any modification, the parties hereto shall confirm the modified text by signature and seal. In case the contract text covers more than one page, seal on the perforation shall be affixed to such pages.
The Contract is in duplicate, with each party holding one counterpart respectively. The two counterparts shall have the same legal effect. The parties hereto shall send the original contract text to each other within three working days as of the date hereof. The fax copy shall have the same effect as the original.
Any matters not covered in this Contract shall be mutually negotiated by both parties and be set forth in the supplementary agreements, which shall have the same legal effect as the Contract.

The Buyer: CEEG (Shanghai) Solar Science & Technology Co., Ltd. /Seal/	The Seller: China Sunergy (Nanjing) Co., Ltd. /Seal/
Contact person:	Contact person:
Date: April 7, 2008	Date: April 7, 2008